Exhibit 99.1

Contact:

Patricia P. Frias

Corporate Communications

Telik, Inc.

Tel: 650 845 7927

Email: pfrias@telik.com

TELIK ANNOUNCES THIRD QUARTER 2010 FINANCIAL RESULTS

Palo Alto, CA, - November 3, 2010 – Telik, Inc. (Nasdaq: TELK) today reported a net loss of $4.7 million, or $0.09 per share, for the third quarter ended September 30, 2010, compared with a net loss of $6.1 million, or $0.11 per share, for the comparable period in 2009.

For the quarter ended September 30, 2010, total operating costs and expenses were $4.7 million, compared with $6.2 million in the 2009 third quarter. Operating expenses in the 2010 third quarter included stock-based compensation expense of approximately $0.4 million. Operating expenses were approximately 24% lower in the third quarter of 2010 compared with the same period in 2009, primarily due to lower headcount, reduced research and clinical trial expenses and lower stock compensation expense.

For the nine months ended September 30, 2010, Telik reported a net loss of $14.9 million, or $0.28 per share, compared with a net loss of $19.5 million, or $0.37 per share, for the same period in 2009. Total operating expenses for the first nine months of 2010 were $15.1 million, compared with $20.2 million for the same period in 2009. Operating expenses in the first nine months of 2010 included approximately $1.5 million in stock-based compensation expense. The reduction in operating expenses of approximately 26% in the first nine months of 2010 compared with the same period in 2009 was primarily due to lower headcount, reduced research and clinical trial expenses, and lower stock-based compensation and corporate administrative expenses.

At September 30, 2010, Telik had $27.4 million in cash, cash equivalents and investments including restricted investments, compared to $40.4 million at December 31, 2009.

About Telik

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer and inflammatory diseases. The company’s most advanced investigational drug candidates in clinical development are TELINTRA®, a modified glutathione analog for the treatment of cytopenias due to myelodysplastic syndrome or chemotherapy, and TELCYTA®, a tumor-activated prodrug for the treatment of advanced ovarian cancer and non-small cell lung cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements, including statements regarding the future development of Telintra and Telcyta. These forward-looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, if we are unable to raise adequate funds in the future, we will not be able to continue to fund our operations, research programs, preclinical testing and clinical trials, if clinical trials of TELINTRA or TELCYTA are delayed or unsuccessful, Telik’s business would suffer, if Telik’s competitors develop and market products that are more effective than its product candidates, or obtain marketing approval before Telik does, Telik’s commercial opportunity will be reduced or eliminated, and if Telik does not obtain regulatory approval to market products in the U.S. and foreign countries, Telik will not be permitted to commercialize these product candidates. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2009 and subsequent quarterly reports of Form 10-Q. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

TELIK, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Operating costs and expenses:
Research and development	$2,569	$3,416	$8,202	$10,428
General and administrative	2,101	2,759	6,856	8,845
Restructuring costs	—	—	—	951

Total operating costs and expenses	4,670	6,175	15,058	20,224

Loss from operations	(4,670)	(6,175)	(15,058)	(20,224)

Interest and other income (expense), net	17	68	132	731

Net loss	$(4,653)	$(6,107)	$(14,926)	$(19,493)

Basic and diluted net loss per share	$(0.09)	$(0.11)	$(0.28)	$(0.37)

Weighted average shares used to calculate basic and diluted net loss per share	53,553	53,381	53,514	53,351

Selected Balance Sheet Data

(In thousands)

(Unaudited)

	September 30, 2010	December 31, 2009
Cash, cash equivalents, investments and restricted investments	$27,428	$40,400

Total assets	29,479	46,153

Stockholders’ equity	27,622	40,934